UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2021

MINIM, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-37649	04-2621506
(Commission File Number)	(I.R.S. Employer Identification No.)

848 Elm Street, Manchester, NH	03101
(Address of Principal Executive Offices)	(Zip Code)

(833) 966-4646

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	MINM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The disclosures provided in Item 8.01 of this Current Report on Form 8-K are hereby incorporated by reference into this Item 1.01.

Item 3.03	Material Modification to Rights of Security Holders.

The disclosures provided in Item 8.01 of this Current Report on Form 8-K are hereby incorporated by reference into this Item 3.03.

Item 8.01	Other Events.

On August 20, 2021 (the “Settlement Date”), Minim, Inc. (the “Company”) and Mr. Jeremy Hitchcock (the Company’s Chairman of the Board of Directors and, together with his spouse Elizabeth Hitchcock, who also is a director of the Company, the controlling stockholder) entered into a Settlement Agreement (the “Settlement Agreement”) with a stockholder of the Company who had made a demand to inspect certain of the Company’s books and records pursuant to Section 220 of the Delaware General Corporation Law to investigate the possibility of breaches of fiduciary duty by current and former members of the Board of Directors and the Company’s controlling stockholder in connection with his and his affiliates’ acquisition of majority control of the Company without compensating the Company’s minority stockholders and the acquisition by merger of Zoom Connectivity, Inc. in which he held a substantial equity stake. As part of the Settlement Agreement, the stockholder will release his claims relating to the subject matter of the demand and the Company will pay $225,000 for the legal expenses of the stockholder. Pursuant to the terms of the Settlement Agreement, the Company and Mr. Hitchcock agreed to comply with the following requirements until the earlier of (i) the fourth anniversary of the Settlement Date or (ii) such time as Mr. Hitchcock, Ms. Hitchcock and either of their controlled affiliates (together, the “Restricted Parties”) beneficially own less than 35.0% of the outstanding Common Stock of the Company (the “Restricted Period”):

(a) The Company shall maintain a board of directors comprised of a majority of directors who qualify as “independent” under the NASDAQ listing rules.

(b) The Restricted Parties agree not to acquire any additional shares of the Company’s stock for the first 18 months after execution of the Settlement Agreement (the “Initial 18-Month Period”); provided however that during the Initial 18-Month Period, (i) Mr. Hitchcock may receive ordinary course director compensation, including for special director roles such as chairman and head of committees (including the Company’s equity) and participate pro rata in any public equity offering conducted by the Company, and (ii) the obligations under this paragraph shall terminate on the first to occur of: (x) a tender offer is made to security holders of the Company by any person or group (other than any of the Restricted Parties) which, if successful, would result in such person or group owning or having the right to acquire securities with aggregate voting power of at least 20% of the then total voting power of the Company or debt securities constituting at least 20% of the then long-term funded indebtedness of the Company or any of its subsidiaries (without giving effect to any default on any such long-term funded indebtedness); (y) a petition of bankruptcy or for relief under any law relating to the relief of debtors, readjustment of indebtedness, reorganization, moratorium or extension shall be instituted under any law with respect to the Company; and (z) any governmental authority or any court at the instance thereof shall take possession of all or any substantial part of the property of, or a writ or order of attachment or garnishment shall be issued or made against all or any substantial part of the property of, the Company or any of its subsidiaries, and (iii) the obligations under this paragraph shall not apply in the event of a transaction approved in accordance with the following paragraph.

(c) For any proposed Rule 13E-3 transaction (i.e. a going-private transaction) that any of the Restricted Parties attempts to conduct following the Initial 18-Month Period, such transaction must be conditioned ab initio on the dual conditions described in Kahn v. M&F Worldwide Corp. (i.e., approval by an independent and disinterested special committee of the Company’s Board of Directors and a non-waivable fully-informed and uncoerced majority-of-the-minority vote of the Company’s unaffiliated stockholders).

(d) In any sale of the Company, the Restricted Parties are prohibited from seeking or obtaining consideration greater or different than the consideration provided to the Company’s other stockholders on a per-share basis; provided, however, that the foregoing shall not apply to reasonable consideration or compensation for non-competition, non-solicitation or similar covenants or for employment, consulting or similar services.

(e) Any material related-party transaction (i.e., a transaction in excess of $2 million) between the Company, on the one hand, and any of the Restricted Parties, on the other hand, must receive prior approval from a committee of disinterested and independent directors of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	August 20, 2021	MINIM, INC.

		By:	/s/ Sean Doherty
		Name:	Sean Doherty
		Title:	Chief Financial Officer